Exhibit 10.1
SEVERANCE AGREEMENT
     THIS SEVERANCE AGREEMENT (“Agreement”) is made and entered into effective May 8, 2008 by and between XATA Corporation (“XATA”, or the “Company”) and Mark E. Ties (“Employee”). This Agreement establishes certain payment provisions in the event that Employee is separated from employment with XATA under the identified circumstances. This Agreement does not create a contract of employment, and Employee continues as an employee at will.
     1. Definitions.
     “Change of Control” means any of the following events:
(a)	A sale, consolidation, merger, acquisition or affiliation which results in the stockholders of the Company (determined immediately prior to the consummation of the transaction) holding immediately after consummation of such transaction less than 45% of the total outstanding capital stock of the surviving or successor corporation in the transaction (the “Surviving Corporation”); or

(b)	A sale, consolidation, merger, or acquisition in which the Company becomes accountable to, or a part of, a newly created company or controlling organization where at least 51% of the members of the Board of the newly created Company or controlling organization were not members of the Company’s Board immediately prior to such sale, consolidation, merger, or acquisition; or

(c)	A sale or other disposition by the Company of all or substantially all of the assets of the Company.
     “Good Reason” shall mean any of the following events:
(a)	Assignment to Employee by XATA of duties which are inconsistent with Employee’s position, duties, responsibilities, and status with XATA, except in connection with the termination of his employment for Disability (as defined below) or Cause, or

(b)	Any failure to XATA to continue in effect Employees then current compensation, unless such compensation is reduced as part of a Company wide reduction for similar executives.
     2. Termination and Severance
     If (a) XATA terminates Employee’s employment for any reason other than a Cause, or (b) Employee is terminated within six-months following a Change of Control, or (c) Employee terminates his employment for Good Cause, XATA, or its successor entity shall:

(i)	pay Employee as severance pay each month for twelve (12) consecutive months following his termination or resignation his monthly base salary in effect at the time of separation, less customary withholdings, beginning one (1) month after termination, and;

(ii)	reimbursement for outplacement services for a period of six (6) months not to exceed $10,000.00, and;

(iii)	if Employee timely elects to continue his group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, pay on Employee’s behalf the premiums for such coverage for the lesser of twelve (12) months or such time as Employee’s COBRA/continuation rights expire.
        Any other provision of this Agreement notwithstanding, XATA may terminate Employee’s employment without notice if the termination is based on any of the following events that constitute Cause:
(a)	Any conviction or nolo contendere plea by Employee to a felony or gross misdemeanor, or misdemeanor involving moral turpitude, or any public conduct by Employee that has or can reasonably be expected to have a detrimental effect on XATA; or

(b)	Any fraud, misappropriations or embezzlement, breach of confidentiality, noncompetition, fiduciary duty or other obligation to Company, by Employee or intentional material damage to the property or business of XATA.
In the event of a termination for Cause, and not withstanding any contrary provision otherwise stated, Employee shall receive only his base salary earned through the date of termination.
     XATA may, subject to applicable law, terminate this Agreement by giving Employee two (2) months notice if Employee, due to sickness or injury, is prevented from carrying out his essential job functions for a period of six (6) months or longer. In the event of such termination, Employee shall receive only that compensation earned through the date of termination; provided, however, that Employee shall be entitled to all or a portion of any bonus due Employee pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.
     Employee’s employment and this Agreement will be deemed terminated upon the death of the Employee. In the event of such termination, Employee shall receive only compensation earned through the date of termination provided, however, that Employee shall be entitled to all or a portion of any bonus due Employee pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.
     3. Miscellaneous
     Governing Law. This Agreement shall be governed and construed according to the laws of the State of Minnesota.

     Insurance. For the period from the date hereof through at least the second anniversary of Employee’s termination of employment from Company or XATA, Company and XATA agree to maintain Employee as an insured party on all directors’ and officers’ insurance maintained by the Company and XATA for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide Employee with at least the same corporate indemnification as its officers.
     Successors. This Agreement is personal to Employee and Employee may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity. This Agreement may be assigned by XATA and XATA shall require any successors or assigns to expressly assume and agree to perform XATA’s obligations under this Agreement.
     Modification. This Agreement supersedes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement, which are hereby revoked. The parties agree that this Agreement (a) is the entire understanding and agreement between the parties and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.
     IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

XATA Corporation

By:

Its: CEO

Mark E. Ties